                                                                       EXHIBIT 5

                                August 17, 1995

HBO & Company
301 Perimeter Center North
Atlanta, Georgia 30346

Gentlemen:

    We have acted as counsel to HBO & Company, a Delaware corporation (the "Company"), in connection with the registration of up to 4,000,000 shares of Common Stock, $.05 par value per share, of the Company (the "Shares"), to be sold by First Data Corporation (the "Selling Stockholder") pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5 (the "Registration Statement").

    We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

    The Shares to be sold by the Selling Stockholder were, when issued by the Company, duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                          Sincerely,

                                          /s/ JONES, DAY, REAVIS & POGUE

                                          JONES, DAY, REAVIS & POGUE